Exhibit 3.82
AMENDED AND RESTATED OPERATING AGREEMENT
OF
MCDASH ANALYTICS, LLC
     This Amended and Restated Operating Agreement (this “Agreement”) of McDash Analytics, LLC (the “Company”), is adopted, executed and agreed to by BAM Holding LLC (the “Sole Member”) effective as of May 14, 2008. The party hereto, intending legally to be bound, agrees as follows:
     1. Name. The name of the limited liability company organized hereby is McDash Analytics, LLC. The Sole Member may file any trade names it deems necessary or desirable.
     2. Purpose. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Colorado Limited Liability Company Act, as amended (the “Act”).
     3. Registered Agent and Registered Office. The Company shall at all times maintain a registered agent and a registered office in the State of Colorado as provided in the Act. Until changed by the Sole Member in accordance with this Agreement and the Act, the registered agent and registered officer of the Company shall be as set forth in the Company’s Articles of Organization.
     4. Members. The Sole Member is the only member of the Company.
     5. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Sole Member of the Company.
     6. Capital Account; Profits and Losses. The Sole Member has the only capital account in the Company, and all income, gains, losses, deductions and credits, and each and every item thereof, of the Company shall be allocated to the Sole Member.
     7. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Manager.
     8. Management. Except as otherwise provided herein, the business and affairs of the Company shall be directed and managed by a manager, which initially is James L. Jadlos, except as management may be delegated in accordance with Section 9.
     9. Officers. The Sole Member may appoint officers or other authorized representatives of the Company and the Sole Member shall prescribe the duties and responsibilities of any such officers or representatives.
     10. Exculpation and Indemnification. None of the Sole Member, Manager or any officer (each, an “Indemnitee”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Indemnitee in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Indemnitee by this Agreement, except that the Indemnitee shall be liable for any such loss, damage or claim incurred by reason of the Indemnitee’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Indemnitee shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Indemnitee in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Indemnitee by this Agreement; provided, however, that any indemnity under this Section 10 shall be provided out of and to the extent of Company assets only, and the Indemnitee shall not have personal liability on account thereof.
     11. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the earliest to occur of the following: (a) the written consent of the Sole Member; (b) the sale of all or substantially all of the assets of the Company; or (c) as required under the Act.
     12. Liquidation Upon Dissolution. Upon the dissolution of the Company, the Sole Member or the Sole Member’s designee shall effectuate the liquidation of the assets of the Company. The proceeds of liquidation of the assets of the Company distributable upon dissolution and winding up of the Company shall be applied in the following order of priority: (i) first, to the creditors of the Company, including the Sole Member if applicable, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and (ii) thereafter, to the Sole Member.
     13. Miscellaneous. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties. This Agreement and all rights and remedies hereunder shall be governed by, and construed under, the laws of the State of Colorado, without regard to the conflicts of law principles thereof. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Sole Member.
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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Operating Agreement of McDash Analytics, LLC as of the date and year first above written.

Sole Member: BAM HOLDING LLC
By:	/s/ James L. Jadlos
James L. Jadlos, its Manager